EXHIBIT 99.1
New York | January 30, 2026
AMERICAN EXPRESS
FY & Q4 2025 RESULTS

AMERICAN EXPRESS FY 2025 REVENUES INCREASED 10%
FY 2025 EARNINGS PER SHARE ROSE TO $15.38
Q4 CARD MEMBER SPEND GREW 9%, OR 8% FX-ADJUSTED1
COMPANY EXPECTS FY 2026 REVENUE GROWTH OF 9% TO 10% AND EPS OF $17.30 TO $17.90
(Millions, except per share amounts, and where indicated)

	Quarters Ended December 31,		YoY% Inc/(Dec)	Years Ended December 31,		YoY% Inc/(Dec)
	2025	2024		2025	2024
Billed Business (Billions) FX-adjusted[1]	$445.1	$408.4 $412.7	9% 8%	$1,669.8	$1,550.9 $1,555.5	8% 7%
Total Revenues Net of Interest Expense FX-adjusted[1]	$18,980	$17,179 $17,349	10% 9%	$72,229	$65,949 $66,083	10% 9%
Net Income	$2,462	$2,170	13%	$10,833	$10,129	7%
Diluted Earnings Per Common Share (EPS)[2]	$3.53	$3.04	16%	$15.38	$14.01	10%
Adjusted EPS Excluding Transaction Gain[3]				$15.38	$13.35	15%
Average Diluted Common Shares Outstanding	688	704	(2)%	696	713	(2)%
American Express Company (NYSE: AXP) today reported full-year 2025 net income of $10.8 billion, compared with net income of $10.1 billion a year ago. Earnings per share was $15.38, up 10 percent from $14.01 a year ago, or 15 percent excluding the prior-year Accertify transaction gain.3

Stephen J. Squeri | Chairman and Chief Executive Officer
"2025 was a very strong year for American Express. Full-year revenues grew 10 percent to reach another record, and adjusted EPS increased 15 percent over last year. In the fourth quarter, Card Member spending increased 8 percent FX-adjusted, net card fee revenues grew double digits for the 30th consecutive quarter, and our credit metrics remained best-in-class.
"Importantly, we continued to strategically invest in areas that strengthen our Membership Model and drive our growth, such as our successful U.S. Platinum Card refresh and technology enhancements like new app and Gen AI-powered experiences. As demonstrated in our results, our investments are paying off – driving increased customer demand, engagement and loyalty, while generating efficiencies across the enterprise and supporting our excellent credit performance.
"Looking ahead, we plan to continue to execute our proven investment philosophy in order to deliver sustained revenue and EPS growth and strong shareholder returns over the long term. For the full year 2026, we expect revenue growth of 9 to 10 percent and EPS in the range of $17.30 to $17.90, and we plan to increase our quarterly common stock dividend by approximately 16 percent."

AMERICAN EXPRESS FY & Q4 2025 RESULTS

Full-Year 2025 Results
Consolidated total revenues net of interest expense for the full year were $72.2 billion, up 10 percent year-over-year, or 9 percent on an FX-adjusted basis. The increase was primarily driven by higher Card Member spending, increased net interest income supported by growth in revolving loan balances, and strong card fee growth.
Consolidated provisions for credit losses for the full year were $5.3 billion, compared with $5.2 billion a year ago. The increase reflected higher net write-offs driven by growth in total loans and Card Member receivables, partially offset by a lower reserve build year-over-year. The full-year net write-off rate was 2.0 percent, flat year-over-year.[4]
Consolidated expenses for the full year were $53.2 billion, up 11 percent year-over-year. The increase primarily reflected higher variable customer engagement costs driven by higher Card Member spending and usage of travel- and lifestyle-related benefits, as well as higher operating expenses driven by investments in enterprise risk management capabilities and technology and the prior-year transaction gain.
The full-year consolidated effective tax rate was 21.5 percent for both the current and prior year.

Fourth-Quarter 2025 Results	Q4 Business Highlights
Fourth-quarter consolidated total revenues net of interest expense were $19.0 billion, up 10 percent year-over-year, or 9 percent on an FX-adjusted basis. The increase was primarily driven by higher Card Member spending, increased net interest income supported by growth in revolving loan balances, and strong card fee growth.
Consolidated provisions for credit losses were $1.4 billion, compared with $1.3 billion a year ago. The increase reflected higher net write-offs, partially offset by a lower net reserve build compared to the prior year. The fourth-quarter net write-off rate was 2.1 percent, compared to 1.9 percent a year ago.[4]
Consolidated expenses were $14.5 billion, up 10 percent year-over-year. The increase was primarily driven by higher variable customer engagement costs due to increased Card Member spending and the U.S. Platinum Card refresh.
The consolidated effective tax rate was 20.3 percent, down from 21.3 percent a year ago, primarily reflecting changes in the geographic mix of income.

•American Express signed a multi-year extension of its British Airways Cobrand Card partnership.
•The company advanced Gen AI and agentic commerce initiatives, launching Dining Companion and developing standards with partners to enable agent-driven commerce.
•The company opened its 31st Centurion Lounge at the Salt Lake City International Airport.
•The company ranked #1 in U.S. Small Business Credit Card Customer Satisfaction by J.D. Power for the fifth consecutive year.[5]
•American Express was named #10 on Fortune's 2026 World’s Most Admired Companies™ list.

Planned Dividend Increase
The company plans to increase the regular quarterly dividend on its common shares outstanding by approximately 16 percent, from $0.82 to $0.95 per share, beginning with the first-quarter 2026 dividend declaration.
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AMERICAN EXPRESS FY & Q4 2025 RESULTS
This earnings release should be read in conjunction with the supplemental financial data for the full year and fourth quarter 2025 (the statistical tables), which include information regarding our reportable operating segments and certain defined terms used in this release, available on the American Express Investor Relations website at http://ir.americanexpress.com and in a Form 8-K furnished today with the Securities and Exchange Commission.
An investor conference call will be held at 8:30 a.m. (ET) today to discuss full-year and fourth-quarter 2025 results. Live audio and presentation slides for the investor conference call will be available to the general public on the above-mentioned American Express Investor Relations website. A replay of the conference call will be available at the same website address following the call.

1
As used in this release, FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for current period apply to the corresponding prior-year period against which such results are being compared). FX-adjusted revenues is a non-GAAP measure. The company believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

2
Attributable to common shareholders. Represents net income less earnings allocated to participating share awards and dividends on preferred shares. Refer to the statistical tables for more information.

3
Adjusted diluted earnings per common share, a non-GAAP measure, excludes the $0.66 per share impact of the gain from the sale of Accertify, Inc. recognized in the second quarter of 2024. See Appendix I for a reconciliation to EPS on a GAAP basis. Management believes adjusted EPS is useful in evaluating the ongoing operating performance of the company.

4
Net write-off rates are based on principal losses only (i.e., excluding interest and/or fees) and represent consumer and small business Card Member loans and receivables (net write-off rates based on principal losses only are unavailable for corporate). Refer to the statistical tables for more information and net write-off rates including interest and fees.

5
American Express received the highest score in the J.D. Power 2021-2025 Small Business Credit Card Satisfaction Studies, which measure small business owners’ and decision makers’ satisfaction with their primary credit card they use for their business. Visit jdpower.com/awards for more details.

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Media Contacts:
Amanda Miller, Amanda.C.Miller@aexp.com, +1.408.219.0563
Deniz Yigin, Deniz.Yigin@aexp.com, +1.332.999.0836
Investors/Analysts Contacts:
Kartik Ramachandran, Kartik.Ramachandran@aexp.com, +1.212.640.5574
Amanda Blumstein, Amanda.Blumstein@aexp.com, +1.212.640.5574

AMERICAN EXPRESS FY & Q4 2025 RESULTS

ABOUT AMERICAN EXPRESS
American Express (NYSE: AXP) is a global payments and premium lifestyle brand powered by technology. Our colleagues around the world back our customers with differentiated products, services and experiences that enrich lives and build business success.
Founded in 1850 and headquartered in New York, American Express’ brand is built on trust, security, and service, and a rich history of delivering innovation and Membership value for our customers. With over a hundred million merchant locations across our global network, we seek to provide the world’s best customer experience every day to a broad range of consumers, small and medium-sized businesses, and large corporations.
For more information about American Express, visit americanexpress.com, americanexpress.com/en-us/newsroom/, and ir.americanexpress.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which address American Express Company’s current expectations regarding business and financial performance, including management’s guidance for 2026 and long-term growth aspiration, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “continue” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, those that are set forth under the caption “Cautionary Note Regarding Forward-Looking Statements” in the company’s current report on Form 8-K filed with the Securities and Exchange Commission (SEC) on January 30, 2026 (the Form 8-K Cautionary Note), which are incorporated by reference into this release. Those factors include, but are not limited to, the following:

•the company’s ability to achieve its 2026 earnings per common share (EPS) guidance and grow EPS in the future consistent with the company’s growth aspiration, which will depend in part on revenue growth, credit performance, credit reserve and expense levels and the effective tax rate remaining consistent with current expectations and the company’s ability to continue executing on its investment philosophy, including investing at high levels in areas that can drive sustainable growth (such as its brand, value propositions, coverage, marketing, technology, partnerships and talent), controlling operating expenses, effectively managing risk and executing its share repurchase program, any of which could be impacted by, among other things, the factors identified in the subsequent paragraph and the Form 8-K Cautionary Note, as well as the following: macroeconomic and geopolitical conditions, including a slowdown in U.S. or global economic growth, changes to consumer and business confidence, higher rates of unemployment, global trade relations and the effects of announced or future tariffs, international tensions, hostilities and instability, changes in interest rates, inflation, supply chain issues, market volatility, government shutdowns and fiscal and monetary policies; the impact of any future contingencies, including, but not limited to, legal costs and settlements, the imposition of fines or monetary penalties, increases in Card Member remediation, investment gains or losses, restructurings, impairments and changes in reserves; issues impacting brand perceptions and the company’s reputation; changes in the competitive environment; impacts related to acquisitions, cobrand relationships and other partners, portfolio sales, joint ventures and other investments; and the impact of regulation and litigation, which could affect the profitability of the company’s business activities, limit the company’s ability to pursue business opportunities, require changes to business practices or alter the company’s relationships with Card Members, partners and merchants; and

•the company’s ability to achieve its 2026 revenue growth guidance and grow revenues net of interest expense in the future consistent with the company’s growth aspiration, which could be impacted by, among other things, the factors identified above and in the Form 8-K Cautionary Note, as well as the following:

AMERICAN EXPRESS FY & Q4 2025 RESULTS
spending volumes and the spending environment not being consistent with expectations, including spending by U.S. consumer and small & mid-sized business Card Members, such as due to uncertain business and economic conditions; an inability to address competitive pressures, attract and retain customers, invest in and enhance the company’s Membership Model of premium products, differentiated services and partnerships, successfully refresh its card products (e.g., the U.S. Consumer and Business Platinum Card refreshes), grow spending and lending with customers across age cohorts (including Millennial and Gen-Z customers) and commercial segments and implement strategies and business initiatives, including within the premium consumer space, commercial payments and the global network; the effects of regulatory initiatives, including pricing regulation, such as potential credit card interest rate caps, and network regulation; merchant coverage growing less than expected or the reduction of merchant acceptance or the perception of coverage; increased surcharging, steering, suppression or other differential acceptance practices with respect to the company’s products; merchant discount rates changing from the company’s expectations; and changes in foreign currency exchange rates.

A further description of these uncertainties and other risks can be found in American Express Company’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2025 and the company’s other reports filed with the SEC, including in the Form 8-K Cautionary Note.
American Express Company
Appendix I
Reconciliation of Adjusted EPS Excluding Transaction Gain

	Years Ended December 31,		YoY% Inc/(Dec)
	2025	2024
GAAP Diluted EPS	$15.38	$14.01	10%
Accertify Gain on Sale (pretax)	—	0.74
Tax Impact of Accertify Gain on Sale	—	(0.08)
Accertify Gain on Sale (after tax)	—	$0.66
Adjusted Diluted EPS Excluding the Impact of Accertify Gain	$15.38	$13.35	15%